Exhibit 99.1
Ellington Financial Inc. Reports Third Quarter 2022 Results
OLD GREENWICH, Connecticut—November 7, 2022
Ellington Financial Inc. (NYSE: EFC) (the "Company") today reported financial results for the quarter ended September 30, 2022.
Highlights
•Net loss of $(33.3) million, or $(0.55) per common share.
•Adjusted Distributable Earnings1 of $26.5 million, or $0.44 per share.
•Book value per common share as of September 30, 2022 of $15.22, including the effects of dividends of $0.45 per common share for the quarter.
•Credit strategy gross loss of $(11.3) million for the quarter, or $(0.19) per share.
•Agency strategy gross loss of $(10.7) million for the quarter, or $(0.17) per share.
•Dividend yield of 13.6% based on the November 4, 2022 closing stock price of $13.22 per share, and monthly dividend of $0.15 per common share declared on November 7, 2022.
•Debt-to-equity ratio of 4.1:1, recourse debt-to-equity ratio2 of 2.7:1, and recourse debt-to-equity ratio2, adjusted for unsettled purchases and sales, of 2.6:1 as of September 30, 2022.
•Cash and cash equivalents of $175.2 million as of September 30, 2022, in addition to other unencumbered assets of $399.8 million.
•Issued 516,942 common shares under the ATM Program at an average price of $15.55. Repurchased 40,000 shares at an average price of $12.38 per share.
Third Quarter 2022 Results
"After a brief respite in July, the challenging market conditions of the first half of 2022 intensified in August and September. As the third quarter progressed, hawkish messaging from the Fed, elevated inflation and recessionary concerns, and sharply rising interest rates pushed volatility higher and drove an inversion of the yield curve, all of which stressed equity and fixed income markets alike," said Laurence Penn, Chief Executive Officer and President.
"In this difficult quarter, our diversified portfolio, stable sources of financing, and dynamic hedging helped limit our book value decline. Strong performance from our RTL and SBC loan portfolios, CLO and CMBS strategies, non-QM interest-only securities, and interest rate hedges offset a meaningful portion of the losses on our loan originator investments, Agency RMBS, and unsecuritized non-QM loans. Overall, we generated an economic loss of (3.4)% for the third quarter. At the same time, we were able to increase Adjusted Distributable Earnings sequentially as we continued to rotate the portfolio into higher reinvestment yields.
"Shortly after quarter end, we closed on the acquisition of the other half of our affiliate reverse mortgage originator, Longbridge Financial. The final purchase price of $38.9 million was substantially lower than the initial estimated price of $75 million that we originally announced in February, and reflected a discount to Longbridge's book value rather than a premium as originally estimated, along with a lower book value. We believe that Longbridge's future earnings prospects are strong, and that the stage is set for an excellent return on equity on our investment. For Longbridge, and similarly for our other loan originator affiliates, we believe that Ellington Financial's strong balance sheet provides stability and the opportunity to add market share as many competitors withdraw from the market.
"Looking forward, the market selloff has created attractive investment opportunities for us in securities, as well as wider spreads and higher yields on new loan originations. However, given the risks of ongoing volatility, a hawkish Fed, and an economic slowdown, we continue to weigh the deployment of capital against maintaining adequate liquidity buffers to guard against another market downturn. Given Ellington Financial's outperformance during past financial crises, I believe that we have clearly demonstrated our ability to strike this balance successfully, and we will endeavor to continue doing so in the months ahead. Finally, while we continue to be pleased with the credit performance of our loan portfolios, we have been tightening underwriting criteria on new investments in response to the evolving economic environment."
1 Adjusted Distributable Earnings is a non-GAAP financial measure. See "Reconciliation of Net Income (Loss) to Adjusted Distributable Earnings" below for an explanation regarding the calculation of Adjusted Distributable Earnings.
2 Excludes repo borrowings at certain unconsolidated entities that are recourse to us. Including such borrowings, the Company's debt-to-equity ratio based on total recourse borrowings was 2.8:1 as of September 30, 2022.

Financial Results
The Company's total long credit portfolio3 grew by 3% in the third quarter, to $2.742 billion as of September 30, 2022. This growth was driven primarily by a larger residential transition loan portfolio, partially offset by opportunistic sales, paydowns, and mark-to-market losses elsewhere in the credit portfolio. In addition, the Company's total long Agency RMBS portfolio decreased by 15% quarter over quarter, to $1.135 billion, resulting from net sales, paydowns, and net losses.
The Company's overall debt-to-equity ratio, adjusted for unsettled purchases and sales, increased to 4.0:1 as of September 30, 2022, as compared to 3.7:1 as of June 30, 2022. This increase was driven in part by an increase in non-recourse borrowings following the non-QM securitization that we completed during the quarter, and in part by a decrease in total equity. The Company's recourse debt-to-equity ratio2, adjusted for unsettled purchases and sales, was unchanged at 2.6:1 quarter over quarter, however, as lower recourse borrowings on the smaller Agency RMBS portfolio and the repayment of $86 million in senior notes roughly offset higher recourse borrowings on the credit portfolio and a decrease in total equity.
The Company's credit strategy generated a gross loss of $(11.3) million, or $(0.19) per share, and its Agency strategy generated a gross loss of $(10.7) million or $(0.17) per share.
Credit Performance Summary
Net interest income4 on the Company's credit portfolio increased significantly quarter over quarter, driven by the larger portfolio, while the Company also had strong performance from its CLO and CMBS strategies, and significant net gains on its interest rate hedges and retained non-QM tranches, driven by the appreciation of its non-QM interest only securities.
On the other hand, rapidly rising interest rates, widening yield spreads and weak securitization economics generated losses on the Company's unsecuritized non-QM loan portfolio and continued to pressure gain-on-sale margins and origination volumes for the Company’s loan originator affiliates. Although both LendSure and Longbridge were profitable in the third quarter, lower earnings for LendSure compared to prior periods and the reduced purchase price for the Longbridge transaction resulted in a lower valuation for each originator quarter over quarter. As a result, the Company experienced a significant net loss for the quarter on its strategic investments in these loan originators.
During the quarter, the Company's cost of funds on credit investments increased significantly, driven by higher interest rates. The Company's asset yields also increased over the same period, though by a lesser amount. As a result, the Company's net interest margin5 on its credit portfolio declined quarter over quarter to 2.34% from 2.75%.
Agency Performance Summary
After positive performance in July, Agency RMBS significantly underperformed U.S. Treasury securities and interest rate swaps in August and September, and for the third quarter overall, as persistently high inflation weakened market sentiment, drove volatility higher, and led the Federal Reserve to continue the rapid tightening of its monetary policy. The Federal Reserve increased its target range for the federal funds rate by 0.75% in both July and September, which left the benchmark rate at its highest level since 2008, and also accelerated the runoff of its balance sheet in September. Interest rates rose significantly during the quarter, particularly short-term interest rates, and actual and implied interest rate volatility surged, with the MOVE index in September reaching its highest level since the COVID-related market volatility of March 2020.
Agency RMBS durations extended in response to the higher interest rates, while the elevated volatility contributed to substantial yield spread widening during the quarter. As a result, the Company had a significant net loss in the strategy for the quarter, as net losses on its Agency RMBS exceeded net gains on its interest rate hedges and net interest income.
Pay-ups on the Company's specified pools increased modestly to 0.76% as of September 30, 2022, as compared to 0.70% as of June 30, 2022. During the quarter, the Company continued to hedge interest rate risk through the use of interest rate swaps and short positions in TBAs, U.S. Treasury securities, and futures. Similar to the prior quarter, the Company ended the quarter with a net short TBA position, both on a notional basis and as measured by 10-year equivalents.
During the quarter, the Company's cost of funds on Agency RMBS increased significantly, driven by higher interest rates. The Company's asset yields on Agency RMBS also increased over the same period, though by a much smaller amount. As a result, the Company's net interest margin on its Agency RMBS, excluding the Catch-up Premium Amortization Adjustment, declined quarter over quarter to 1.00% from 1.76%.
3 Includes REO at the lower of cost or fair value. Excludes hedges and other derivative positions, as well as tranches of the Company's consolidated non-QM securitization trusts that were sold to third parties, but that are consolidated for U.S. GAAP reporting purposes. Including such tranches, the Company's total long credit portfolio was $4.4 billion as of September 30, 2022.
4 Excludes any interest income and interest expense items from interest rate hedges, net credit hedges and other activities, net.
5 Net interest margin represents the weighted average asset yield less the weighted average secured financing cost of funds.

Credit Portfolio(1)
The following table summarizes the Company's credit portfolio holdings as of September 30, 2022 and June 30, 2022:

	September 30, 2022		June 30, 2022
($ in thousands)	Fair Value	%	Fair Value	%
Dollar Denominated:
CLOs(2)	$29,533	0.7%	$34,478	0.8%
CMBS	19,552	0.5%	28,625	0.7%
Commercial mortgage loans and REO(4)(5)	553,728	12.7%	562,154	13.7%
Consumer loans and ABS backed by consumer loans(2)	98,841	2.3%	99,922	2.4%
Corporate debt and equity and corporate loans	14,180	0.3%	18,336	0.5%
Debt and equity investments in loan origination entities(3)	87,340	2.0%	115,415	2.8%
Non-Agency RMBS	197,903	4.5%	221,725	5.4%
Residential mortgage loans and REO(4)	3,349,797	76.6%	2,996,700	73.1%
Non-Dollar Denominated:
CLOs(2)	1,526	—%	1,627	—%
Corporate debt and equity	300	—%	430	—%
RMBS(6)	19,286	0.4%	22,387	0.6%
Total Long Credit Portfolio	$4,371,986	100.0%	$4,101,799	100.0%
Less: Non-retained tranches of consolidated securitization trusts	1,630,001		1,441,165
Total Long Credit Portfolio excluding non-retained tranches of consolidated securitization trusts	$2,741,985		$2,660,634
(1)This information does not include U.S. Treasury securities, securities sold short, or financial derivatives.
(2)Includes equity investments in securitization-related vehicles.
(3)Includes corporate loans to certain loan origination entities in which the Company holds an equity investment.
(4)In accordance with U.S. GAAP, REO is not considered a financial instrument and as a result is included at the lower of cost or fair value.
(5)Includes equity investments in unconsolidated entities holding small balance commercial mortgage loans and REO.
(6)Includes an equity investment in an unconsolidated entity holding European RMBS.
Agency RMBS Portfolio
The following table summarizes the Company's Agency RMBS portfolio holdings as of September 30, 2022 and June 30, 2022:

	September 30, 2022		June 30, 2022
($ in thousands)	Fair Value	%	Fair Value	%
Long Agency RMBS:
Fixed Rate	$1,078,496	95.0%	$1,267,183	94.8%
Floating Rate	6,498	0.6%	7,489	0.6%
Reverse Mortgages	30,796	2.7%	35,933	2.7%
IOs	19,525	1.7%	24,773	1.9%
Total Long Agency RMBS	$1,135,315	100.0%	$1,335,378	100.0%
The following table summarizes the Company's outstanding borrowings and debt-to-equity ratios as of September 30, 2022 and June 30, 2022:

	September 30, 2022		June 30, 2022
	Outstanding Borrowings(1)	Debt-to-Equity Ratio(2)	Outstanding Borrowings(1)	Debt-to-Equity Ratio(2)
	(In thousands)		(In thousands)
Recourse borrowings(3)(4)	$3,145,919	2.7:1	$3,206,677	2.6:1
Non-recourse borrowings(4)	1,635,829	1.4:1	1,448,182	1.2:1
Total Borrowings	$4,781,748	4.1:1	$4,654,859	3.8:1
Total Equity	$1,180,629		$1,234,455
Recourse borrowings net of unsettled purchases and sales		2.6:1		2.6:1
Total borrowings net of unsettled purchases and sales		4.0:1		3.7:1
(1)Includes borrowings under repurchase agreements, other secured borrowings, other secured borrowings, at fair value, and senior unsecured notes, at par.
(2)Overall debt-to-equity ratio is computed by dividing outstanding borrowings by total equity. The debt-to-equity ratio does not account for liabilities other than debt financings.
(3)Excludes repo borrowings at certain unconsolidated entities that are recourse to the Company. Including such borrowings, the Company's debt-to-equity ratio based on total recourse borrowings is 2.8:1 as of both September 30, 2022 and June 30, 2022.

(4)All of the Company's non-recourse borrowings are secured by collateral. In the event of default under a non-recourse borrowing, the lender has a claim against the collateral but not any of the other assets held by the Company or its consolidated subsidiaries. In the event of default under a recourse borrowing, the lender's claim is not limited to the collateral (if any).
The following table summarizes the Company's operating results for the three-month periods ended September 30, 2022 and June 30, 2022 and the nine-month period ended September 30, 2022:

	Three-Month Period Ended September 30, 2022	Per Share	Three-Month Period Ended June 30, 2022	Per Share	Nine-Month Period Ended September 30, 2022	Per Share
(In thousands, except per share amounts)
Credit:
Interest income and other income(1)	$66,825	$1.10	$51,628	$0.85	$162,958	$2.71
Realized gain (loss), net	2,735	0.05	3,410	0.06	13,484	0.22
Unrealized gain (loss), net (2)	(37,676)	(0.62)	(61,795)	(1.02)	(123,303)	(2.05)
Interest rate hedges, net(3)	24,064	0.39	3,424	0.06	41,418	0.69
Credit hedges and other activities, net(4)	(350)	(0.01)	5,266	0.09	6,336	0.11
Interest expense(5)	(35,425)	(0.58)	(22,757)	(0.38)	(70,427)	(1.17)
Other investment related expenses	(5,968)	(0.10)	(4,821)	(0.08)	(19,862)	(0.33)
Earnings (losses) from investments in unconsolidated entities	(25,513)	(0.42)	(23,265)	(0.38)	(54,284)	(0.91)
Total Credit profit (loss)	(11,308)	(0.19)	(48,910)	(0.80)	(43,680)	(0.73)
Agency RMBS:
Interest income	10,781	0.18	11,049	0.18	30,028	0.50
Realized gain (loss), net	(36,188)	(0.59)	(22,040)	(0.36)	(70,626)	(1.18)
Unrealized gain (loss), net	(30,337)	(0.50)	(39,982)	(0.66)	(145,602)	(2.43)
Interest rate hedges and other activities, net(3)	50,598	0.83	41,215	0.68	152,985	2.55
Interest expense(5)	(5,526)	(0.09)	(2,583)	(0.04)	(9,285)	(0.15)
Other investment related expenses	—	—	—	—	(610)	(0.01)
Total Agency RMBS profit (loss)	(10,672)	(0.17)	(12,341)	(0.20)	(43,110)	(0.72)
Total Credit and Agency RMBS profit (loss)	(21,980)	(0.36)	(61,251)	(1.00)	(86,790)	(1.45)
Other interest income (expense), net	663	0.01	256	—	903	0.02
Income tax (expense) benefit	81	—	7,825	0.13	14,867	0.25
Other expenses	(8,495)	(0.14)	(8,281)	(0.14)	(26,660)	(0.45)
Net income (loss) (before incentive fee)	(29,731)	(0.49)	(61,451)	(1.01)	(97,680)	(1.63)
Incentive fee	—	—	—	—	—	—
Net income (loss)	(29,731)	(0.49)	(61,451)	(1.01)	(97,680)	(1.63)
Less: Dividends on preferred stock	3,823	0.06	3,821	0.06	11,468	0.19
Less: Net income (loss) attributable to non-participating non-controlling interests	160	—	433	0.01	299	—
Net income (loss) attributable to common stockholders and participating non-controlling interests	(33,714)	(0.55)	(65,705)	(1.08)	(109,447)	(1.82)
Less: Net income (loss) attributable to participating non-controlling interests	(424)		(824)		(1,374)
Net income (loss) attributable to common stockholders	$(33,290)	$(0.55)	$(64,881)	$(1.08)	$(108,073)	$(1.82)
Weighted average shares of common stock and convertible units(6) outstanding	60,982		60,791		60,050
Weighted average shares of common stock outstanding	60,216		60,028		59,296
(1)Other income primarily consists of rental income on real estate owned and loan origination fees.
(2)For the three-month period ended September 30, 2022, consists of $(97.9) million of net unrealized losses on securitized non-QM loans, $79.4 million of net unrealized gains on the related other secured borrowings, at fair value, $9.1 million of unrealized gains on senior notes, at fair value, and $(28.4) million of other net unrealized losses. For the three-month period ended June 30, 2022, consists of $(95.8) million of net unrealized losses on securitized non-QM loans, $67.3 million of net unrealized gains on the related other secured borrowings, at fair value, $7.4 million of unrealized gains on senior notes, at fair value, and $(40.7) million of other net unrealized losses. For the nine-month period ended September 30, 2022, consists of $(241.1) million of net unrealized losses on securitized non-QM loans, $202.3 million of net unrealized gains on the related other secured borrowings, at fair value, $16.5 million of unrealized gains on senior notes, at fair value, and $(101.1) million of other net unrealized losses.
(3)Includes U.S. Treasury securities, if applicable.
(4)Other activities include certain equity and other trading strategies and related hedges, and net realized and unrealized gains (losses) on foreign currency.
(5)Includes allocable portion of interest expense on the Company's senior unsecured notes.
(6)Convertible units include Operating Partnership units attributable to participating non-controlling interests.

About Ellington Financial
Ellington Financial invests in a diverse array of financial assets, including residential and commercial mortgage loans, residential and commercial mortgage-backed securities, consumer loans and asset-backed securities backed by consumer loans, collateralized loan obligations, non-mortgage and mortgage-related derivatives, debt and equity investments in loan origination companies, and other strategic investments. Ellington Financial is externally managed and advised by Ellington Financial Management LLC, an affiliate of Ellington Management Group, L.L.C.
Conference Call
The Company will host a conference call at 11:00 a.m. Eastern Time on Tuesday, November 8, 2022, to discuss its financial results for the quarter ended September 30, 2022. To participate in the event by telephone, please dial (800) 225-9448 at least 10 minutes prior to the start time and reference the conference ID EFCQ322. International callers should dial (203) 518-9708 and reference the same conference ID. The conference call will also be webcast live over the Internet and can be accessed via the "For Our Shareholders" section of the Company's web site at www.ellingtonfinancial.com. To listen to the live webcast, please visit www.ellingtonfinancial.com at least 15 minutes prior to the start of the call to register, download, and install necessary audio software. In connection with the release of these financial results, the Company also posted an investor presentation, that will accompany the conference call, on its website at www.ellingtonfinancial.com under "For Our Shareholders—Presentations."
A dial-in replay of the conference call will be available on Tuesday, November 8, 2022, at approximately 2:00 p.m. Eastern Time through Tuesday, November 15, 2022 at approximately 11:59 p.m. Eastern Time. To access this replay, please dial (800) 839-8707. International callers should dial (402) 220-6076. A replay of the conference call will also be archived on the Company's web site at www.ellingtonfinancial.com.
Cautionary Statement Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve numerous risks and uncertainties. Actual results may differ from the Company's beliefs, expectations, estimates, and projections and, consequently, you should not rely on these forward-looking statements as predictions of future events. Forward-looking statements are not historical in nature and can be identified by words such as "believe," "expect," "anticipate," "estimate," "project," "plan," "continue," "intend," "should," "would," "could," "goal," "objective," "will," "may," "seek," or similar expressions or their negative forms, or by references to strategy, plans, or intentions. Examples of forward-looking statements in this press release include without limitation management's beliefs regarding the current economic and investment environment and the Company's ability to implement its investment and hedging strategies, performance of the Company's investment and hedging strategies, the Company's exposure to prepayment risk in its Agency portfolio, and statements regarding the drivers of the Company's returns. The Company's results can fluctuate from month to month and from quarter to quarter depending on a variety of factors, some of which are beyond the Company's control and/or are difficult to predict, including, without limitation, changes in interest rates and the market value of the Company's investments, changes in mortgage default rates and prepayment rates, the Company's ability to borrow to finance its assets, changes in government regulations affecting the Company's business, the Company's ability to maintain its exclusion from registration under the Investment Company Act of 1940; the Company's ability to qualify and maintain its qualification as a real estate investment trust, or "REIT"; and other changes in market conditions and economic trends, including changes resulting from the ongoing spread and economic effects of the novel coronavirus (COVID-19) pandemic, and associated responses to the pandemic. Furthermore, forward-looking statements are subject to risks and uncertainties, including, among other things, those described under Item 1A of the Company's Annual Report on Form 10-K, as amended, which can be accessed through the Company's website at www.ellingtonfinancial.com or at the SEC's website (www.sec.gov). Other risks, uncertainties, and factors that could cause actual results to differ materially from those projected or implied may be described from time to time in reports the Company's files with the SEC, including reports on Forms 10-Q, 10-K and 8-K. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

ELLINGTON FINANCIAL INC.
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(UNAUDITED)

	Three-Month Period Ended		Nine-Month Period Ended September 30, 2022
	September 30, 2022	June 30, 2022
(In thousands, except per share amounts)
NET INTEREST INCOME
Interest income	$78,592	$62,722	$192,388
Interest expense	(42,080)	(26,024)	(82,121)
Total net interest income	36,512	36,698	110,267
Other Income (Loss)
Realized gains (losses) on securities and loans, net	(33,247)	(18,830)	(51,272)
Realized gains (losses) on financial derivatives, net	18,995	46,779	89,108
Realized gains (losses) on real estate owned, net	(18)	518	474
Unrealized gains (losses) on securities and loans, net	(150,750)	(175,350)	(477,253)
Unrealized gains (losses) on financial derivatives, net	50,259	2,516	98,082
Unrealized gains (losses) on real estate owned, net	(121)	318	(373)
Unrealized gains (losses) on other secured borrowings, at fair value, net	79,430	67,258	202,329
Unrealized gains (losses) on senior notes, at fair value	9,135	7,350	16,485
Other, net	(31)	(166)	1,022
Total other income (loss)	(26,348)	(69,607)	(121,398)
EXPENSES
Base management fee to affiliate (Net of fee rebates of $444, $604, and $1,705, respectively)	3,950	3,990	12,206
Incentive fee to affiliate	—	—	—
Investment related expenses:
Servicing expense	1,097	960	3,580
Debt issuance costs related to Other secured borrowings, at fair value	1,941	2,118	6,291
Debt issuance costs related to Senior notes, at fair value	—	—	3,615
Other	2,930	1,743	6,986
Professional fees	1,177	1,180	3,534
Compensation expense	1,508	1,260	5,328
Other expenses	1,860	1,851	5,592
Total expenses	14,463	13,102	47,132
Net Income (Loss) before Income Tax Expense (Benefit) and Earnings from Investments in Unconsolidated Entities	(4,299)	(46,011)	(58,263)
Income tax expense (benefit)	(81)	(7,825)	(14,867)
Earnings (losses) from investments in unconsolidated entities	(25,513)	(23,265)	(54,284)
Net Income (Loss)	(29,731)	(61,451)	(97,680)
Net Income (Loss) Attributable to Non-Controlling Interests	(264)	(391)	(1,075)
Dividends on Preferred Stock	3,823	3,821	11,468
Net Income (Loss) Attributable to Common Stockholders	$(33,290)	$(64,881)	$(108,073)
Net Income (Loss) per Common Share:
Basic and Diluted	$(0.55)	$(1.08)	$(1.82)
Weighted average shares of common stock outstanding	60,216	60,028	59,296
Weighted average shares of common stock and convertible units outstanding	60,982	60,791	60,050

ELLINGTON FINANCIAL INC.
CONDENSED CONSOLIDATED BALANCE SHEET
(UNAUDITED)

	As of
(In thousands, except share and per share amounts)	September 30, 2022	June 30, 2022	December 31, 2021(1)
ASSETS
Cash and cash equivalents	$175,230	$224,451	$92,661
Restricted cash	—	—	175
Securities, at fair value	1,522,772	1,757,513	2,087,360
Loans, at fair value	3,822,895	3,490,820	2,415,321
Investments in unconsolidated entities, at fair value	171,379	192,269	195,643
Real estate owned	20,738	20,866	24,681
Financial derivatives–assets, at fair value	160,043	81,183	18,894
Reverse repurchase agreements	204,654	179,394	123,250
Due from brokers	86,957	93,939	93,549
Investment related receivables	172,826	132,161	122,175
Other assets	5,215	6,281	3,710
Total Assets	$6,342,709	$6,178,877	$5,177,419
LIABILITIES
Securities sold short, at fair value	$199,542	$176,155	$120,525
Repurchase agreements	2,895,019	2,865,222	2,469,763
Financial derivatives–liabilities, at fair value	50,418	20,442	12,298
Due to brokers	61,978	31,124	2,233
Investment related payables	48,860	34,381	39,048
Other secured borrowings	40,900	45,455	96,622
Other secured borrowings, at fair value	1,635,829	1,448,182	984,168
Senior notes, net	—	85,956	85,802
Senior notes, at fair value	193,515	202,650	—
Base management fee payable to affiliate	3,950	3,990	3,115
Incentive fee payable to affiliate	—	—	3,246
Dividend payable	11,732	11,657	10,375
Interest payable	11,687	10,263	4,570
Accrued expenses and other liabilities	8,650	8,945	22,098
Total Liabilities	5,162,080	4,944,422	3,853,863
EQUITY
Preferred stock, par value $0.001 per share, 100,000,000 shares authorized; 9,420,421, 9,420,421, and 9,400,000 shares issued and outstanding, and $235,511, $235,511, and $235,000 aggregate liquidation preference, respectively	227,432	227,432	226,939
Common stock, par value $0.001 per share, 100,000,000 shares authorized; 60,438,787, 59,957,779, and 57,458,169 shares issued and outstanding, respectively	61	60	58
Additional paid-in-capital	1,213,493	1,205,916	1,161,603
Retained earnings (accumulated deficit)	(285,680)	(225,259)	(97,279)
Total Stockholders' Equity	1,155,306	1,208,149	1,291,321
Non-controlling interests	25,323	26,306	32,235
Total Equity	1,180,629	1,234,455	1,323,556
TOTAL LIABILITIES AND EQUITY	$6,342,709	$6,178,877	$5,177,419
SUPPLEMENTAL PER SHARE INFORMATION:
Book Value Per Common Share(2)	$15.22	$16.22	$18.39
(1)Derived from audited financial statements as of December 31, 2021.
(2)Based on total stockholders' equity less the aggregate liquidation preference of the Company's preferred stock outstanding.

Reconciliation of Net Income (Loss) to Adjusted Distributable Earnings
The Company calculates Adjusted Distributable Earnings as U.S. GAAP net income (loss) as adjusted for: (i) realized and unrealized gain (loss) on securities and loans, REO, financial derivatives (excluding periodic settlements on interest rate swaps), other secured borrowings, at fair value, senior notes, at fair value, and foreign currency transactions; (ii) incentive fee to affiliate; (iii) Catch-up Premium Amortization Adjustment (as defined below); (iv) non-cash equity compensation expense; (v) provision for income taxes; (vi) certain non-capitalized transaction costs; and (vii) other income or loss items that are of a non-recurring nature. For certain investments in unconsolidated entities, the Company includes the relevant components of net operating income in Adjusted Distributable Earnings. The Catch-up Premium Amortization Adjustment is a quarterly adjustment to premium amortization triggered by changes in actual and projected prepayments on the Company's Agency RMBS (accompanied by a corresponding offsetting adjustment to realized and unrealized gains and losses). The adjustment is calculated as of the beginning of each quarter based on the Company's then-current assumptions about cashflows and prepayments, and can vary significantly from quarter to quarter.
Adjusted Distributable Earnings is a supplemental non-GAAP financial measure. The Company believes that the presentation of Adjusted Distributable Earnings provides information useful to investors, because: (i) the Company believes that it is a useful indicator of both current and projected long-term financial performance, in that it excludes the impact of certain current-period earnings components that the Company believes are less useful in forecasting long-term performance and dividend-paying ability; (ii) the Company uses it to evaluate the effective net yield provided by its portfolio, after the effects of financial leverage; and (iii) the Company believes that presenting Adjusted Distributable Earnings assists investors in measuring and evaluating its operating performance, and comparing its operating performance to that of its residential mortgage REIT peers. Please note, however, that: (I) the Company's calculation of Adjusted Distributable Earnings may differ from the calculation of similarly titled non-GAAP financial measures by its peers, with the result that these non-GAAP financial measures might not be directly comparable; and (II) Adjusted Distributable Earnings excludes certain items, such as most realized and unrealized gains and losses, that may impact the amount of cash that is actually available for distribution.
In addition, because Adjusted Distributable Earnings is an incomplete measure of the Company's financial results and differs from net income (loss) computed in accordance with U.S. GAAP, it should be considered supplementary to, and not as a substitute for, net income (loss) computed in accordance with U.S. GAAP.
Furthermore, Adjusted Distributable Earnings is different from REIT taxable income. As a result, the determination of whether the Company has met the requirement to distribute at least 90% of its annual REIT taxable income (subject to certain adjustments) to its stockholders, in order to maintain its qualification as a REIT, is not based on whether it distributed 90% of its Adjusted Distributable Earnings.
In setting the Company's dividends, the Company's Board of Directors considers the Company's earnings, liquidity, financial condition, REIT distribution requirements, and financial covenants, along with other factors that the Board of Directors may deem relevant from time to time.

The following table reconciles, for the three- and nine-month periods ended September 30, 2022 and the three-month period ended June 30, 2022, the Company's Adjusted Distributable Earnings to the line on the Company's Consolidated Statement of Operations entitled Net Income (Loss), which the Company believes is the most directly comparable U.S. GAAP measure:

	Three-Month Period Ended		Nine-Month Period Ended September 30, 2022
(In thousands, except per share amounts)	September 30, 2022	June 30, 2022
Net Income (Loss)	$(29,731)	$(61,451)	$(97,680)
Income tax expense (benefit)	(81)	(7,825)	(14,867)
Net income (loss) before income tax expense	(29,812)	(69,276)	(112,547)
Adjustments:
Realized (gains) losses on securities and loans, net	33,247	18,830	51,272
Realized (gains) losses on financial derivatives, net	(18,995)	(46,779)	(89,108)
Realized (gains) losses on real estate owned, net	18	(518)	(474)
Unrealized (gains) losses on securities and loans, net	150,750	175,350	477,253
Unrealized (gains) losses on financial derivatives, net	(50,259)	(2,516)	(98,082)
Unrealized (gains) losses on real estate owned, net	121	(318)	373
Unrealized (gains) losses on other secured borrowings, at fair value, net	(79,430)	(67,258)	(202,329)
Unrealized (gains) losses on senior notes, at fair value	(9,135)	(7,350)	(16,485)
Other realized and unrealized (gains) losses, net(1)	805	1,131	2,020
Net realized gains (losses) on periodic settlements of interest rate swaps	2,841	(499)	640
Net unrealized gains (losses) on accrued periodic settlements of interest rate swaps	361	836	1,759
Incentive fee to affiliate	—	—	—
Non-cash equity compensation expense	369	362	1,019
Negative (positive) component of interest income represented by Catch-up Premium Amortization Adjustment	(1,604)	(2,131)	(3,101)
Non-capitalized transaction costs and other expense adjustments	2,732	2,887	11,956
(Earnings) losses from investments in unconsolidated entities	25,513	23,265	54,284
Adjusted distributable earnings from investments in unconsolidated entities(2)	3,271	3,363	8,927
Total Adjusted Distributable Earnings	$30,793	$29,379	$87,377
Dividends on preferred stock	3,823	3,821	11,468
Adjusted Distributable Earnings attributable to non-controlling interests	508	664	1,346
Adjusted Distributable Earnings Attributable to Common Stockholders	$26,462	$24,894	$74,563
Adjusted Distributable Earnings Attributable to Common Stockholders, per share	$0.44	$0.41	$1.26
(1)Includes realized and unrealized gains (losses) on foreign currency included in Other, net, on the Condensed Consolidated Statement of Operations.
(2)Includes net interest income and operating expenses for certain investments in unconsolidated entities.